EXHIBIT 99

Contact: Tammy Burdette, Chief Financial Officer
229-878-3325
Date: August 16, 2005

Heritage Financial Group Issues First Report of Quarterly Operations

Heritage Financial Group (NASDAQ: HBOS), the holding company for HeritageBank of the South, completed initial public offering on June 29, 2005. Effective with this offering, Heritage Financial Group issued 3,372,375 shares to stockholders other than the mutual holding company, which continues to own 70% of the Company's outstanding stock.

The Company has announced earnings of $665,968 for the quarter ended June 30, 2005 compared to $940,524 for the prior year quarter and $731,425 for the quarter ending March 31, 2005. Earnings year-to-date totaled $1,397,393.

The weighted average number of shares outstanding was 7,943,817 for the three months ended June 30, 2005 and 7,906,346 for the six months ended June 30, 2005. Earnings per share of $0.08 were reported for the three months ended June 30, 2005 and $0.18 for the six months ended June 30, 2005. There were no common stock equivalents outstanding at June 30, 2005 and 2004.

Net interest income for the quarter ended June 30, 2005 totaled $3.2 million compared to $3.3 for the prior year quarter ended June 30, 2004. The decrease in net interest income was primarily a result of rising interest rates and less opportunity to reprice interest-earning assets than interest-bearing liabilities.

Non-interest income was $1.4 million for the quarter ending June 30, 2005, comparable for the same period in 2004. Year-to-date 2005, non-interest income increased to $2.7 million from $2.6 million for the first six months of 2004.

Non-interest expense increased slightly to $3.3 million for the second quarter of 2005, compared to $3.2 million for the same period in 2004. Year to date 2005, non-interest expense has declined 4.68% from the same period in 2004, due primarily to the Company's focus on reducing these expenses

Total assets increased by 24.9 million or 7.2% to $368.4 million as of June 30, 2005 from $343.5 million as of December 31, 2004. The increase in total assets was primarily attributable to the stock issuance, which resulted in an increase in cash and investments.

Next Page

Stockholders equity increased $29.3 million to $68.5 million at June 30, 2005 from $39.1 million at December 31, 2004. The increase for the period was a result of $32.5 million of net capital raised in the offering as discussed above and net earnings of $1.4 million for the six-month period.

Heritage Financial Group, based in Albany Georgia, is the mid-tier holding company for HeritageBank of the South, a state-chartered savings bank operating six full-service banking offices in Georgia.

Except for historical information contained herein, the matters included in this news release and other information in the Company's SEC filings may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and are including this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the Securities and Exchange Commission.

2
Next Page

Heritage Financial Group
Selected Financial Information

	June 30, 2005	December 31, 2004
	(in thousands)
Selected Financial Condition Data
Total Assets	$368,369	$343,468
Cash and Due from Banks	7,393	6,621
Loans, net	241,662	235,277
Deposits	248,417	248,543
Borrowed Funds	45,550	51,000
Total Equity	68,458	39,134

	Three Months Ended June 30,		Six Months Ended June30,
	2005	2004	2005	2004
	(in thousands)
Selected Operations Data
Total Interest Income	$4,620	$4,439	$9,147	$8,961
Interest Expense	1,446	1,173	2,882	2,386
Net Interest Income	3,174	3,266	6,264	6,574
Provision for Loan Loss	365	--	465	--
Net Interest Income After
Provision for Loan Loss	2,810	3,266	5,800	6,574
Total Non-interest Income	1,445	1,379	2,673	2,620
Total Non-interest Expense	3,257	3,221	6,393	6,437
Income before Provision for Income Tax	997	1,424	2,080	2,758
Provision for Income Taxes	331	483	683	933
Net Income	$ 666	$ 941	$1,397	$1,824

3
End